Exhibit 99.1

PondelWilkinson Inc.
2945 Townsgate Road, Suite 200
Westlake Village, CA 91361

T (310) 279 5980
Investor Relations	W www.pondel.com
Strategic Public Relations

CONTACTS:	Mark Astrachan
SVP, Investor Relations & Corporate Development
(951) 739-6200

Roger S. Pondel / Judy Lin
NEWS	PondelWilkinson Inc.
RELEASE	(310) 279-5980

MONSTER BEVERAGE REPORTS 2025 SECOND QUARTER FINANCIAL RESULTS

2025 Second Quarter Highlights

•	Record Quarterly Net Sales exceed the $2.0 billion threshold for the first time in the Company’s history

•	Net Sales rise 11.1 percent to $2.11 billion; 11.4 percent to $2.12 billion on a foreign currency adjusted basis (non-GAAP)

•	Operating Income increases 19.8 percent to $631.6 million; 21.5 percent on a non-GAAP adjusted basis

•	Net Income Per Diluted Share increases 21.1 percent to $0.50 per share; 23.0 percent to $0.52 per share on a non-GAAP adjusted basis

The tables at the end of this press release provide a reconciliation of non-GAAP financial measures to the Company’s results, as reported under GAAP. (See “Reconciliation of GAAP and Non-GAAP Information” below).

Corona, CA – August 7, 2025 – Monster Beverage Corporation (NASDAQ: MNST) today reported financial results for the three- and six-months ended June 30, 2025.

Net sales for the 2025 second quarter increased 11.1 percent to $2.11 billion, from $1.90 billion in the same period last year. Net changes in foreign currency exchange rates had an unfavorable impact on net sales for the 2025 second quarter of $5.0 million. Net sales on a foreign currency adjusted basis (non-GAAP) increased 11.4 percent in the 2025 second quarter.

Net sales, excluding the Alcohol Brands segment, on a foreign currency adjusted basis (non-GAAP), increased 11.8 percent in the 2025 second quarter.

Net sales for the Company’s Monster Energy® Drinks segment, which primarily includes the Company’s Monster Energy® drinks, Reign Total Body Fuel® high performance energy drinks, Reign Storm® total wellness energy drinks and Bang Energy® drinks, increased 11.2 percent to $1.94 billion for the 2025 second quarter, from $1.74 billion for the 2024 second quarter. Net changes in foreign currency exchange rates had an unfavorable impact on net sales for the Monster Energy® Drinks segment of approximately $4.8 million for the 2025 second quarter. Net sales on a foreign currency adjusted basis (non-GAAP) for the Monster Energy® Drinks segment increased 11.4 percent in the 2025 second quarter.

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Monster Beverage Corporation

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Net sales for the Company’s Strategic Brands segment, which primarily includes the various energy drink brands acquired from The Coca-Cola Company, as well as the Company’s affordable energy brands Predator® and Fury®, increased 18.9 percent to $129.9 million for the 2025 second quarter, from $109.2 million in the 2024 second quarter. Net changes in foreign currency exchange rates had an unfavorable impact on net sales for the Strategic Brands segment of approximately $0.2 million for the 2025 second quarter. Net sales on a foreign currency adjusted basis (non-GAAP) for the Strategic Brands segment increased 19.1 percent in the 2025 second quarter.

Net sales for the Alcohol Brands segment, which is comprised of various craft beers, flavored malt beverages and hard seltzers, decreased 8.6 percent to $38.0 million for the 2025 second quarter, from $41.6 million in the 2024 second quarter.

Net sales for the Company’s Other segment, which primarily includes certain products of American Fruits and Flavors, LLC, a wholly owned subsidiary of the Company, sold to independent third-party customers, decreased 8.5 percent to $6.4 million for the 2025 second quarter, from $7.0 million in the 2024 second quarter.

Net sales to customers outside the United States increased 15.8 percent to $864.2 million in the 2025 second quarter, from $746.0 million in the 2024 second quarter. Net sales to customers outside the United States, on a foreign currency adjusted basis (non-GAAP), increased 16.5 percent to $869.3 million in the 2025 second quarter. Such sales were approximately 41 percent and 39 percent of total reported net sales for the 2025 and 2024 second quarters, respectively.

Gross profit as a percentage of net sales for the 2025 second quarter increased to 55.7 percent from 53.6 percent in the 2024 second quarter. The increase in gross profit as a percentage of net sales for the 2025 second quarter was primarily the result of pricing actions, supply chain optimization and lower input costs, partially offset by geographical sales mix and higher promotional allowances.

Distribution expenses for the 2025 second quarter were $82.0 million, or 3.9 percent of net sales, compared with $87.4 million, or 4.6 percent of net sales in the 2024 second quarter.

Selling expenses for the 2025 second quarter were $196.9 million, or 9.3 percent of net sales, compared with $192.1 million, or 10.1 percent of net sales, in the 2024 second quarter.

General and administrative expenses for the 2025 second quarter were $265.9 million, or 12.6 percent of net sales, compared with $212.8 million, or 11.2 percent of net sales, for the 2024 second quarter. Stock-based compensation was $33.2 million for the 2025 second quarter, compared with $18.8 million in the 2024 second quarter. The increase in stock-based compensation for the 2025 second quarter included $7.9 million related to certain equity awards granted late in the 2025 first quarter that contain a new retirement clause. In addition, general and administrative expenses for the 2025 second quarter included $13.8 million of litigation provisions.

Operating expenses for the 2025 second quarter were $544.8 million, compared with $492.3 million in the 2024 second quarter. Adjusted operating expenses exclusive of the Alcohol Brands segment, the litigation provisions and the change in stock-based compensation (non-GAAP) for the 2025 second quarter were $497.7 million, compared with $459.3 million in the 2024 second quarter. Operating expenses as a percentage of net sales for the 2025 second quarter were 25.8 percent, compared with 25.9 percent in the 2024 second quarter. Adjusted operating expenses (non-GAAP) as a percentage of net sales for the 2025 second quarter were 24.0 percent.

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Monster Beverage Corporation

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Operating income for the 2025 second quarter increased 19.8 percent to $631.6 million, from $527.2 million in the 2024 second quarter. Adjusted operating income (non-GAAP) for the 2025 second quarter increased 21.5 percent to $667.9 million, from $549.7 million in the 2024 second quarter.

The effective tax rate for the 2025 second quarter was 24.4 percent, compared with 22.9 percent in the 2024 second quarter.

Net income for the 2025 second quarter increased 14.9 percent to $488.8 million, from $425.4 million in the 2024 second quarter. Net income for the 2025 second quarter increased 16.7 percent to $516.5 million, from $442.7 million in the 2024 second quarter, on a non-GAAP adjusted basis. Net income per diluted share for the 2025 second quarter increased 21.1 percent to $0.50, from $0.41 in the 2024 second quarter. Net income per diluted share for the 2025 second quarter, exclusive of the litigation provisions and the accelerated stock-based compensation, increased 25.2 percent to $0.51, from $0.41 in the 2024 second quarter on a non-GAAP adjusted basis. Net income per diluted share for the 2025 second quarter increased 23.0 percent to $0.52, from $0.43 in the second quarter of 2024 on a non-GAAP adjusted basis.

Hilton H. Schlosberg, Chief Executive Officer, said, “We achieved record net sales for the second quarter, exceeding the $2.0 billion mark for the first time, underscoring the strength of our brands, talent of our team, and continued appeal of our products around the world. The quarter’s performance also reflects the success of our product innovations, which are resonating strongly with consumers.

“Increased household penetration and per capita consumption of energy drinks remain positive trends for the category. Our robust pipeline of innovative products remains central to our long-term growth strategy,” Schlosberg added.

2025 Six-Months Results

Net sales for the six-months ended June 30, 2025 increased 4.4 percent to $3.97 billion, from $3.80 billion in the comparable period last year. Net changes in foreign currency exchange rates had an unfavorable impact of $62.4 million on net sales for the six-months ended June 30, 2025. Net sales on a foreign currency adjusted basis (non-GAAP) increased 6.0 percent in the six-months ended June 30, 2025. Net sales, excluding the Alcohol Brands segment, on a foreign currency adjusted basis (non-GAAP), increased 6.9 percent in the six-months ended June 30, 2025.

Gross profit as a percentage of net sales for the six-months ended June 30, 2025 was 56.1 percent, compared with 53.9 percent in the comparable period last year.

Operating expenses for the six-months ended June 30, 2025 were $1.02 billion, compared with $977.5 million in the comparable period last year.

Operating income for the six-months ended June 30, 2025 increased to $1.20 billion, from $1.07 billion in the comparable period last year.

The effective tax rate for the six-months ended June 30, 2025 was 23.9 percent, compared with 23.2 percent in the comparable period last year.

Net income for the six-months ended June 30, 2025 increased 7.4 percent to $931.8 million, from $867.4 million in the comparable period last year.  Net income per diluted share for the six-months ended June 30, 2025 was $0.95, compared with $0.83 in the comparable period last year.

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Monster Beverage Corporation

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Share Repurchase Program

During the 2025 second quarter, no shares of the Company’s common stock were repurchased. As of August 6, 2025, approximately $500.0 million remained available for repurchase under the previously authorized repurchase program.

Investor Conference Call

The Company will host an investor conference call today, August 7, 2025, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time). The conference call will be open to all interested investors through a live audio web broadcast via the internet at www.monsterbevcorp.com in the “Events & Presentations” section. For those who are not able to listen to the live broadcast, the call will be archived for approximately one year on the website.

Monster Beverage Corporation

Based in Corona, California, Monster Beverage Corporation is a holding company and conducts no operating business except through its consolidated subsidiaries. The Company’s subsidiaries develop and market energy drinks, including Monster Energy® drinks, Monster Energy Ultra® energy drinks, Juice Monster® Energy + Juice energy drinks, Java Monster® non-carbonated coffee + energy drinks, Monster Killer Brew™ Triple Shot, Rehab® Monster® non-carbonated energy drinks, Monster Energy® Nitro energy drinks, Reign® Total Body Fuel high performance energy drinks, Reign Storm® total wellness energy drinks, NOS® energy drinks, Full Throttle® energy drinks, Bang Energy® drinks, BPM® energy drinks, BU® energy drinks, Burn® energy drinks, Live+® energy drinks, Mother® energy drinks, Nalu® energy drinks, Play® and Power Play® (stylized) energy drinks, Relentless® energy drinks, Samurai® energy drinks, Ultra Energy® drinks, Predator® energy drinks and Fury® energy drinks. The Company’s subsidiaries also develop and market still and sparkling waters under the Monster Tour Water® brand name. The Company’s subsidiaries also develop and market craft beers, flavored malt beverages and hard seltzers under a number of brands, including Jai Alai® IPA, Dale’s Pale Ale®, Dallas Blonde®, Wild Basin® hard seltzers, The Beast™, Nasty Beast® hard tea, Blind Lemon®, Blinder Lemon™ and Michi. For more information visit www.monsterbevcorp.com.

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Monster Beverage Corporation

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Caution Concerning Forward-Looking Statements

Certain statements made in this announcement may constitute “forward-looking statements” within the meaning of the U.S. federal securities laws, as amended, regarding the expectations of management with respect to our future operating results and other future events including revenues and profitability. The Company cautions that these statements are based on management’s current knowledge and expectations and are subject to certain risks and uncertainties, many of which are outside of the control of the Company, that could cause actual results and events to differ materially from the statements made herein. Such risks and uncertainties include, but are not limited to, the following: our ability to sustain the current level of sales of and/or achieve growth for our Monster Energy® Reign Total Body Fuel®, Reign Storm®, Bang Energy® and NOS® brand energy drinks and/or our other products, including our Strategic Brands and Alcohol Brands; decreased demand for our products resulting from changes in consumer preferences; the impact on our business of competitive products and pricing pressures and our ability to increase or maintain our market share as a result of actions by competitors; changes in government regulations, including U.S. trade policies; the impact of the threat or imposition of tariffs on, among other things, our supply chain, input costs, inflation or consumer demand for our products; the impact of the current U.S. presidential administration’s policies on our energy drinks due to articulated concerns about sugar-sweetened beverages, particular ingredients, such as food dyes, and the “generally recognized as safe” (GRAS) process; the impact of proposed or adopted domestic and/or foreign legislation to limit or restrict the sale of energy drinks (including the prohibition of the sale of energy drinks to certain demographics, at certain establishments, in certain container sizes or pursuant to certain governmental programs, such as the Supplemental Nutrition Assistance Program (SNAP)); the impact of military conflicts, including supply chain disruptions, volatility in commodity prices, increased economic uncertainty and escalating geopolitical tensions; our extensive commercial arrangements with The Coca-Cola Company (TCCC) and, as a result, our future performance’s substantial dependence on the success of our relationship with TCCC; our ability to implement our growth strategy, including expanding our business in existing and new sectors and achieving profitability within our Alcohol Brands segment; the inherent operational risks presented by the alcoholic beverage industry that may not be adequately covered by insurance or lead to litigation relating to the abuse or misuse of our products; exposure to significant liabilities due to litigation, legal or regulatory proceedings; intellectual property injunctions; unanticipated litigation concerning the Company’s products; the current uncertainty and volatility in the national and global economy and changes in demand due to such economic conditions, including a slowdown in consumer spending generally or reduced demand for consumer goods; adverse publicity surrounding obesity, alcohol consumption and other health concerns related to our products, product safety and quality; changes in the price and/or availability of raw materials; other supply issues, including the availability of products and/or suitable production facilities including limitations on co-packing availability including retort production; disruption to our manufacturing facilities and operations related to climate, labor, production difficulties, capacity limitations, regulations or other causes; product distribution and placement decisions by retailers; the effects of retailer and/or bottler/distributor consolidation on our business; unilateral decisions by bottlers/distributors, buying groups, convenience chains, grocery chains, mass merchandisers, specialty chain stores, e-commerce retailers, e-commerce websites, club stores and other customers to discontinue carrying all or any of our products that they are carrying at any time, restrict the range of our products they carry, impose restrictions or limitations on the sale of our products and/or the sizes of containers for our products and/or devote less resources to the sale of our products; the imposition of new and/or increased excise sales and/or other taxes on our products; our ability to adapt to the changing retail landscape with the rapid growth in e-commerce retailers and e-commerce websites; possible recalls of our products and/or the consequences and costs of defective production; or our ability to absorb, reduce or pass on to our bottlers/distributors increases in commodity costs, including freight costs. For a more detailed discussion of these and other risks that could affect our operating results, see the Company’s reports filed with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended December 31, 2024 and our subsequently filed quarterly report. The Company’s actual results could differ materially from those contained in the forward-looking statements. The Company assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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(tables below)

MONSTER BEVERAGE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND OTHER INFORMATION

FOR THE THREE- AND SIX-MONTHS ENDED JUNE 30, 2025 AND 2024

(In Thousands, Except Per Share Amounts) (Unaudited)

	Three-Months Ended		Six-Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
Net sales[1]	$2,111,593	$1,900,597	$3,966,150	$3,799,695

Cost of sales	935,180	881,091	1,741,775	1,753,061

Gross profit[1]	1,176,413	1,019,506	2,224,375	2,046,634
Gross profit as a percentage of net sales	55.7%	53.6%	56.1%	53.9%

Operating expenses	544,791	492,343	1,023,008	977,480
Operating expenses as a percentage of net sales	25.8%	25.9%	25.8%	25.7%

Operating income[1]	631,622	527,163	1,201,367	1,069,154
Operating income as a percentage of net sales	29.9%	27.7%	30.3%	28.1%

Interest and other income, net	15,065	24,376	23,337	60,131

Income before provision for income taxes[1]	646,687	551,539	1,224,704	1,129,285

Provision for income taxes	157,893	126,170	292,917	261,867
Income taxes as a percentage of income before taxes	24.4%	22.9%	23.9%	23.2%

Net income	$488,794	$425,369	$931,787	$867,418
Net income as a percentage of net sales	23.1%	22.4%	23.5%	22.8%

Net income per common share:
Basic	$0.50	$0.41	$0.96	$0.84
Diluted	$0.50	$0.41	$0.95	$0.83

Weighted average number of shares of common stock and common stock equivalents:
Basic	975,749	1,029,268	974,691	1,035,175
Diluted	983,997	1,037,378	982,748	1,044,363

Energy drink case sales (in thousands) (in 192-ounce case equivalents)	249,336	212,194	462,436	423,624
Average net sales per case[2]	$8.29	$8.73	$8.39	$8.71

1Includes $10.0 million for both the three-months ended June 30, 2025 and 2024, related to the recognition of deferred revenue. Includes $19.9 million for both the six-months ended June 30, 2025 and 2024, related to the recognition of deferred revenue.

2Excludes Alcohol Brands segment and Other segment net sales.

MONSTER BEVERAGE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF JUNE 30, 2025 AND DECEMBER 31, 2024

(In Thousands, Except Par Value) (Unaudited)

	June 30, 2025	December 31, 2024
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,926,927	$1,533,287
Short-term investments	145,253	-
Accounts receivable, net	1,522,702	1,221,646
Inventories	658,167	737,107
Prepaid expenses and other current assets	137,257	107,262
Prepaid income taxes	39,034	42,202
Total current assets	4,429,340	3,641,504

INVESTMENTS	138,058	-
PROPERTY AND EQUIPMENT, net	1,090,898	1,047,024
DEFERRED INCOME TAXES, net	184,791	184,260
GOODWILL	1,331,643	1,331,643
OTHER INTANGIBLE ASSETS, net	1,418,827	1,414,252
OTHER ASSETS	136,331	100,406
Total Assets	$8,729,888	$7,719,089

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$489,037	$466,775
Accrued liabilities	258,937	220,764
Accrued promotional allowances	360,406	267,711
Deferred revenue	49,279	45,809
Accrued compensation	72,838	92,454
Income taxes payable	28,121	4,006
Total current liabilities	1,258,618	1,097,519

DEFERRED REVENUE	169,763	179,008
OTHER LIABILITIES	110,203	110,893
LONG-TERM DEBT	-	373,951

STOCKHOLDERS' EQUITY:
Common stock - $0.005 par value; 5,000,000 shares authorized; 1,129,950 shares issued and 976,398 shares outstanding as of June 30, 2025; 1,126,329 shares issued and 973,079 shares outstanding as of December 31, 2024	5,650	5,632
Additional paid-in capital	5,285,157	5,144,922
Retained earnings	8,380,571	7,448,784
Accumulated other comprehensive loss	(91,308)	(269,487)
Common stock in treasury, at cost; 153,552 shares and 153,250 shares as of June 30, 2025 and December 31, 2024, respectively	(6,388,766)	(6,372,133)
Total stockholders' equity	7,191,304	5,957,718
Total Liabilities and Stockholders’ Equity	$8,729,888	$7,719,089

Reconciliation of GAAP and Non-GAAP Information

($ in Thousands, Except Per Share Amounts, unaudited)

The Company believes the following non-GAAP items are useful to investors in evaluating the Company’s ongoing operating and financial results. The non-GAAP items should be considered in addition to, and not in lieu of, U.S. GAAP financial measures. The non-GAAP financial measures do not represent a comprehensive basis of accounting. Therefore, our non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies.

	Three-Months Ended		Percentage	Six-Months Ended		Percentage
	June 30,		Change	June 30,		Change
	2025	2024	25 vs. 24	2025	2024	25 vs. 24
Net Sales	$2,111,593	$1,900,597	11.1%	$3,966,150	$3,799,695	4.4%
Currency Impact	5,027	N/A		62,374	N/A
Adjusted Net Sales – FX Neutral	$2,116,620	$1,900,597	11.4%	$4,028,524	$3,799,695	6.0%

	Three-Months Ended		Percentage	Six-Months Ended		Percentage
	June 30,		Change	June 30,		Change
	2025	2024	25 vs. 24	2025	2024	25 vs. 24
Net Sales	$2,111,593	$1,900,597	11.1%	$3,966,150	$3,799,695	4.4%
Alcohol Brands Segment	(37,971)	(41,564)		(72,674)	(97,634)
Adjusted Net Sales – Less Alcohol	$2,073,622	$1,859,033	11.5%	$3,893,476	$3,702,061	5.2%

	Three-Months Ended		Percentage	Six-Months Ended		Percentage
	June 30,		Change	June 30,		Change
	2025	2024	25 vs. 24	2025	2024	25 vs. 24
Net Sales	$2,111,593	$1,900,597	11.1%	$3,966,150	$3,799,695	4.4%
Alcohol Brands Segment	(37,971)	(41,564)		(72,674)	(97,634)
Currency Impact	5,027	N/A		62,374	N/A
Adjusted Net Sales – FX Neutral/Less Alcohol	$2,078,649	$1,859,033	11.8%	$3,955,850	$3,702,061	6.9%

	Three-Months Ended		Percentage	Six-Months Ended		Percentage
Monster Energy® Drinks Segment	June 30,		Change	June 30,		Change
	2025	2024	25 vs. 24	2025	2024	25 vs. 24
Net Sales	$1,937,321	$1,742,808	11.2%	$3,652,869	$3,471,859	5.2%
Currency Impact	4,855	N/A		55,643	N/A
Adjusted Net Sales	$1,942,176	$1,742,808	11.4%	$3,708,512	$3,471,859	6.8%

	Three-Months Ended		Percentage	Six-Months Ended		Percentage
Strategic Brands Segment	June 30,		Change	June 30,		Change
	2025	2024	25 vs. 24	2025	2024	25 vs. 24
Net Sales	$129,893	$109,222	18.9%	$228,225	$217,666	4.9%
Currency Impact	172	N/A		6,731	N/A
Adjusted Net Sales	$130,065	$109,222	19.1%	$234,956	$217,666	7.9%

	Three-Months Ended		Percentage	Six-Months Ended		Percentage
Foreign	June 30,		Change	June 30,		Change
	2025	2024	25 vs. 24	2025	2024	25 vs. 24
Net Sales	$864,224	$746,019	15.8%	$1,597,426	$1,490,108	7.2%
Currency Impact	5,027	N/A		62,374	N/A
Adjusted Net Sales	$869,251	$746,019	16.5%	$1,659,800	$1,490,108	11.4%

Reconciliation of GAAP and Non-GAAP Information

($ in Thousands, Except Per Share Amounts, unaudited) - continued

	Three-Months Ended		Percentage	Six-Months Ended		Percentage
	June 30,		Change	June 30,		Change
	2025	2024	25 vs. 24	2025	2024	25 vs. 24
Operating Expenses	$544,791	$492,343	10.7%	$1,023,008	$977,480	4.7%
Alcohol Brands Segment	(25,368)	(33,080)		(56,126)	(56,870)
Litigation Provisions	(13,818)	-		(13,818)	-
Stock-Based Compensation[1]	(7,869)	-		(7,869)	-
Adjusted Operating Expenses	$497,736	$459,263	8.4%	$945,195	$920,610	2.7%
Adjusted Operating Expenses as a percentage of Adjusted Net Sales – Less Alcohol	24.0%	24.7%		24.3%	24.9%

	Three-Months Ended		Percentage	Six-Months Ended		Percentage
	June 30,		Change	June 30,		Change
	2025	2024	25 vs. 24	2025	2024	25 vs. 24
Operating Income	$631,622	$527,163	19.8%	$1,201,367	$1,069,154	12.4%
Alcohol Brands Segment	14,632	22,561		36,122	28,577
Litigation Provisions	13,818	-		13,818	-
Stock-Based Compensation[1]	7,869	-		7,869	-
Adjusted Operating Income	$667,941	$549,724	21.5%	$1,259,176	$1,097,731	14.7%

	Three-Months Ended		Percentage	Six-Months Ended		Percentage
	June 30,		Change	June 30,		Change
	2025	2024	25 vs. 24	2025	2024	25 vs. 24
Net Income	$488,794	$425,369	14.9%	$931,787	$867,418	7.4%
Alcohol Brands Segment	11,245	17,327		27,760	21,948
Litigation Provisions	10,389	-		10,389	-
Stock-Based Compensation[1]	6,048	-		6,048	-
Adjusted Net Income	$516,476	$442,696	16.7%	$975,984	$889,366	9.7%

Adjustments in this table are net of tax.

	Three-Months Ended		Percentage	Six-Months Ended		Percentage
	June 30,		Change	June 30,		Change
	2025	2024	25 vs. 24	2025	2024	25 vs. 24
Net Income per common share - Diluted	$0.50	$0.41	21.1%	$0.95	$0.83	14.2%
Litigation Provisions	0.01	-		0.01	-
Stock-Based Compensation[1]	-	-		-	-
Adjusted Net Income per common share - Diluted	$0.51	$0.41	25.2%	$0.96	$0.83	16.2%

Adjustments in this table are net of tax.

	Three-Months Ended		Percentage	Six-Months Ended		Percentage
	June 30,		Change	June 30,		Change
	2025	2024	25 vs. 24	2025	2024	25 vs. 24
Net Income per common share - Diluted	$0.50	$0.41	21.1%	$0.95	$0.83	14.2%
Alcohol Brands Segment	0.01	0.02		0.03	0.02
Litigation Provisions	0.01	-		0.01	-
Stock-Based Compensation[1]	-	-		-	-
Adjusted Net Income per common share - Diluted	$0.52	$0.43	23.0%	$0.99	$0.85	16.6%

Adjustments in this table are net of tax.

1In March 2025, the Company began issuing equity awards containing language that permits certain awards to continue vesting following a recipient’s retirement (the “Retirement Clause”). The Retirement Clause is applicable for award recipients that have (i) attained the age of sixty-five, (ii) completed ten or more years of continuous service, and (iii) provided at least six months’ written notice prior to the last day of service.  Since recipients who meet the eligibility conditions of the Retirement Clause are not required to continue providing service following their retirement in order for certain of their awards subject to the Retirement Clause to continue vesting, the service period for such recipients is six months rather than the stated vesting period per the award.